ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 19

INSURED

BOND NUMBER

Eaton Vance Management

00125113B

EFFECTIVE DATE

BOND PERIOD

AUTHORIZED REPRESENTATIVE

September 1, 2013 to September 1, 2014

/S/ Joseph R. Costello

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following as of the effective date indicated:

INSURED NAME	EFFECTIVE DATE
Bel Avanti LLC	January 23, 2014
Bel Springs LLC	February 20, 2014
Bel Prairie Creek LLC	February, 24,2014
Bel Lewis Ridge LLC	March 6, 2014

It is further understood and agreed that Bel Avanti LLC, Bel Springs LLC, Bel Prairie Creek LLC, and Bel Lewis Ridge LLC shall be deemed Unregistered Funds, as defined in Rider No. 5 to this Bond, as of the effective date indicated.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of this policy other than as above stated.

RNM 1.0-00-125 (2/14)